Exhibit 99

Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000

SOMERSET HILLS BANCORP
REPORTS 2nd QUARTER EARNINGS;
PRE-TAX RESULTS UP 61%-AFTER-TAX UP 10%;
AGREES TO PURCHASE PROPERTY IN LONG VALLEY
WILL BE 7TH BRANCH

BERNARDSVILLE, NEW JERSEY, JULY 27, 2005…Somerset Hills Bancorp (NASDAQ, Small Cap Market: SOMH) announced that for the quarter ending June 30, 2005, the Company recorded pre-tax income of $548,000, a 61% increase from second quarter 2004 pre-tax income of $340,000. The Company’s net income after-tax was $345,000 in the second quarter of 2005, a 10.2 % increase from second quarter 2004 net income of $313,000. Basic and diluted earnings per share for the 2nd quarter of 2005 were $0.11, and $0.09,respectively, as compared to $0.10 and $0.08 for the second quarter 2004, respectively. For the six month period, the Company earned income before tax of $861,000, a 53.2 % increase over income before tax of $562,000 in the same six month period in 2004. Net income after tax for the six month period was $607,000, a 13.5% increase from net income of $535,000 for the first six months of 2004. Basic and diluted earnings per share for the six months ended June 30, 2005 were $0.19 and $0.16, respectively, compared to basic and diluted earnings per share of $0.17 and $0.14, respectively for the same prior year period. During 2004, the Company benefited from the use of net operating loss carry forwards. These NOL’s were exhausted during the first quarter of 2005 and the Company was fully taxable during the remainder of 2005.

At June 30, 2005, assets totaled $207.4 million, an increase of $31.6 million, or 18% over June 30, 2004 assets of $175.8 million. Somerset Hills Bank’s net loan portfolio increased to $139.6 million at June 30, 2005, compared to $117.3 million at the end of the prior year second quarter, an increase of $22.3 million, or 19%. Total deposits increased to $179.8 million at June 30, 2005, compared to $142.8 million at June 30, 2004, an increase of $37.0 million, or 25.9%.

        According to Stewart E. McClure, Jr., President and Chief Executive Officer, “The continued strong growth in our assets, loans and deposits are extremely gratifying. Specifically, our core deposits (transaction accounts only) now total 87% of our total deposit portfolio. This has helped to increase our net interest margin to an average for the first six months of 2005 of 4.26% vs. 3.55% for the same period in 2004. For the second quarter of 2005, the net interest margin averaged 4.32%. These results further confirm the market’s desire for outstanding service and relationship banking coupled with best in class products. Plans are proceeding on schedule to bring this style of banking to our new Madison office at year end 2005, and Stirling in the first half of 2006. With our agreement to purchase property in Long Valley, we look forward to establishing our seventh branch at 24 Schooley’s Mountain Road in 2007.

        Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company’s warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.

Somerset Hills Bancorp
Statements of Operations
 (in thousands, except for share data)

	Three months ended June 30, 2005 (unaudited)	Three months ended June 30, 2004 (unaudited)	Six months ended June 30, 2005 (unaudited)	Six months ended June 30, 2004 (unaudited)

Interest Income:

Loans, including fees	$2,350	$1,668	$4,445	$3,229
Investment securities	273	240	467	491
Federal funds sold	51	10	99	31
Interest bearing deposits with other banks	9	2	14	3

Total interest income	2,683	1,920	5,025	3,754

Interest Expense:

Deposits	685	465	1,250	969
Federal Home Loan Bank advances	20	14	32	25
Federal funds purchased	-	2	-	2

Total interest expense	705	481	1,282	996

Net Interest Income	1,978	1,439	3,743	2,758

Provision for loan losses	57	100	57	100

Net Interest Income After
Provision for
Loan Losses	1,921	1,339	3,686	2,658

Non-Interest Income:

Service fees on deposit accounts	67	71	136	138
Gains on sales of mortgage loans,net	524	721	944	1,130
Other Income	109	89	201	174

Total Non-Interest Income	700	881	1,281	1,442

Non-Interest Expenses:

Salaries and employee benefits	1,003	939	2,004	1,805
Occupancy expense	350	291	714	585
Advertising and business promotion	159	133	280	227
Stationery and supplies	71	55	128	100
Data processing	99	70	181	136
Other operating expense	391	392	799	685

Total Non-Interest Expense	2,073	1,880	4,106	3,538

Income before provision for income taxes	548	340	861	562

Provision for Income Taxes	203	27	254	27

Net Income	$345	$313	$607	$535

Per share data
Net Income -basic	$0.11	$0.10	$0.19	$0.17

Net Income -diluted	$0.09	$0.08	$0.16	$0.14

Somerset Hills Bancorp
Balance Sheets
(in thousands, except for share data)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS

Cash and due from banks	$7,302	$5,085
Federal funds sold	1,400	-

Total cash and cash equivalents	8,702	5,085

Loans held for sale,net	13,535	10,328
Investment securities held to maturity (Approximate market value
of $7,234 in 2005 and $5,862 in 2004)	7,188	5,847
Investment securities available- for- sale	26,074	17,484

Loans receivable	141,456	132,871
Less: allowance for loan losses	(1,691)	(1,634)
Deferred fees	(154)	(198)

Net loans receivable	139,611	131,039

Premises and equipment, net	4,197	4,231
Goodwill, Net	1,191	1,191
Bank owned life insurance	5,436	5,341
Accrued interest receivable	820	652
Other assets	674	$678

TOTAL ASSETS	$207,428	$181,876

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing deposits-demand	$45,552	$37,061
Interest bearing deposits
NOW, money market and savings	110,651	94,066
Certificates of deposit, under $100,000	16,238	16,819
Certificates of deposit, $100,000 and over	7,347	6,929

Total deposits	179,788	154,875

Federal Home Loan Bank advances	3,000	3,200
Accrued interest payable	112	88
Other liabilities	777	665

Total liabilities	183,677	158,828

STOCKHOLDERS' EQUITY
Preferred stock-1,000,000 shares authorized: none issued	-	-
Common stock- authorized, 9,000,000 shares
of no par value; issued and outstanding,
3,216,199 in 2005 and 3,201,920 in 2004	23,994	23,940
Accumulated deficit	(220)	(827)
Accumulated other comprehensive loss	(23)	(65)

Total Stockholders` Equity	23,751	23,048

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$207,428	$181,876